Exhibit 99.1

Shake Shack Announces Third Quarter 2015 Financial Results
- Reports Third Quarter Same-Shack Sales of 17.1% and Raises 2015 Outlook -

NEW YORK, NY (Business Wire) — November 5, 2015 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the third quarter ended September 30, 2015, a period that included 13 weeks.
Financial Highlights for the Third Quarter 2015:

▪	Total revenue increased 67.4% to $53.3 million.

▪	Shack sales increased 70.0% to $51.3 million.

▪	Same-Shack sales increased 17.1%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 105.7% to $15.6 million, or 30.4% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 128.3% to $13.0 million.

▪	Net income was $1.5 million, or $0.10 per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 252.3% to $4.4 million, or $0.12 per fully exchanged and diluted share, compared to $1.2 million, or $0.03 per fully exchanged and diluted share in the prior year period.

▪	Four domestic company-operated Shack openings.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “The third quarter marked another strong quarter in terms of same-Shack sales growth, as we continued to execute on our strategic plan and drive engagement with our guests. We opened four domestic company-operated Shacks during the quarter and, as previously announced, we will be officially opening our first Shack in Tokyo in the remarkable Meiji-Jingu Gaien park this November, ahead of schedule. 2015 has been an exceptional year for us and, with the opening of two additional domestic company-operated Shacks subsequent to the quarter, we have delivered on our target to open 12 new domestic company-operated Shacks for 2015. Looking ahead, we now expect to open at least 14 domestic company-operated Shacks next year and beyond. We remain well positioned for continued success as we capitalize on our unique development opportunities."
Development Highlights
During the quarter, the Company opened four domestic company-operated Shacks, in the Central Florida market, inside Orlando's I-Drive 360, the Austin market in The Domain retail development, on Long Island in the Lake Success Shopping Center in New Hyde Park and a third Shack in the Chicago market in Westfield Old Orchard in Skokle, IL. Subsequent to the end of the quarter, the Company opened a second Shack in the Las Vegas market in Downtown Summerlin and their thirteenth Shack in the state of New York at Woodbury Commons in Central Valley, executing on its development plan for fiscal 2015 of 12 new domestic company-operated Shacks. Additionally, the Company opened its third international licensed Shack of the year subsequent to the end of the quarter and remains on target to open three additional international licensed Shacks, including the first Shack in Japan.

Location	Type	Opening Date
Baltimore, MD — Inner Harbor	Domestic Company-Operated	February 16
Dedham, MA — Legacy Place	Domestic Company-Operated	March 1
Boston, MA — Newbury Street	Domestic Company-Operated	March 2
Bridgewater, NJ — The Village at Bridgewater Commons	Domestic Company-Operated	May 1
Austin, TX — South Lamar	Domestic Company-Operated	May 5
London, United Kingdom — Westfield Stratford City	International Licensed	May 20
Chicago, IL — Chicago Athletic Association Hotel	Domestic Company-Operated	May 28
Moscow, Russia — Avia Park	International Licensed	May 29
Orlando, FL — I-Drive 360	Domestic Company-Operated	August 19
Austin, TX — The Domain	Domestic Company-Operated	August 26
Skokie, IL — Westfield Old Orchard	Domestic Company-Operated	September 9
New Hyde Park, NY — Lake Success Shopping Center	Domestic Company-Operated	September 17
As previously announced, the Company plans to enter four new important markets in 2016, with Shacks in West Hollywood, CA on Santa Monica Boulevard, Scottsdale, AZ in the Fashion Square shopping center, Phoenix, AZ, in the iconic Uptown Plaza, and in Dallas, Texas at Uptown's 11 acre office and retail complex, The Crescent.
Third Quarter 2015 Review
Total revenue, which includes Shack sales and licensing revenue, increased 67.4% to $53.3 million in the third quarter of 2015, from $31.8 million for the third quarter of 2014. Shack sales for the third quarter of 2015 were $51.3 million, an increase of 70.0% from $30.2 million in the same quarter last year due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the third quarter was $2.0 million, an increase of 20.4% from $1.7 million in the same quarter last year, due primarily to the opening of new international licensed Shacks.
Same-Shack sales increased 17.1% for the third quarter of 2015, on a calendar basis, versus 1.2% growth in the third quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the third quarter of 2015, the comparable Shack base included 16 Shacks versus 12 Shacks for the third quarter of 2014.
Average weekly sales for domestic company-operated Shacks were $103,000 for the third quarter of 2015 compared to $94,000 for the same quarter last year, a 9.6% increase, primarily due to robust traffic growth, increased menu prices, favorable shifts in sales mix from menu innovation and strong performance from several Shacks opened in the latter half of fiscal 2014, including Las Vegas and Chicago.
Shack-level operating profit, a non-GAAP measure, increased 105.7% to $15.6 million for the third quarter of 2015 from $7.6 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 530 basis points to 30.4% as we experienced higher flow through from lower than anticipated food costs and the leveraging of labor and other operating expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $5.7 million for the third quarter of 2015 from $5.2 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 10.8% for the third quarter of 2015 from 16.3% in the third quarter last year, due to the elimination of the management fees paid to USHG as well as $1.5 million of IPO-related expenses incurred in the prior year, partially offset by increased costs associated with becoming a public company and incremental stock-based compensation expense related to stock options granted in connection with the Company's initial public offering.
Adjusted EBITDA, a non-GAAP measure, increased 128.3% to $13.0 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 650 basis points to 24.5% compared to 18.0% for the year ago period. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income was $1.5 million, or $0.10 per diluted share, for the third quarter of 2015, compared to net income of $0.5 million, or $0.02 per diluted unit, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 252.3% to $4.4 million, or $0.12 per fully exchanged and diluted share during the third quarter of 2015, compared to $1.2 million, or $0.03 per diluted share during the third quarter of 2014. A reconciliation between net income and adjusted pro forma net income is included in the accompanying financial data.

Updated 2015 Outlook
For the fiscal year ending December 30, 2015, the Company is revising its financial outlook as follows:

▪	Raising total revenue to $189 million to $190 million (vs. $171 million to $174 million).

▪	Increasing same-Shack sales growth to between 11% and 12% (vs. mid- to high-single digits).

▪	12 total new domestic company-operated Shacks opened in 2015.

▪	Six (vs. five) international licensed Shacks to be opened under the Company's current license agreements in the U.K., Middle East and Japan.
Preliminary 2016 Outlook
For the fiscal year ending December 28, 2016, the Company is providing the following preliminary financial outlook:

▪	Total revenue between $237 million to $242 million.

▪	Same-Shack sales growth between 2.5% and 3.0%.

▪
At least 14 new domestic company-operated Shacks to be opened in 2016, with these new Shacks expected to have average annual sales volumes of at least $3.3 million and Shack-level operating profit margins of at least 22%.

▪	Eight international licensed Shacks to be opened under the Company's current license agreements in the U.K., Middle East and Japan.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2015 financial results today at 5:00 p.m. EST.
The conference call can be accessed live over the phone by dialing (888) 503-8175 or for international callers by dialing (719) 457-2083. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 3086157. The replay will be available until Thursday, November 12, 2015.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as the Company believes it more accurately reflects the performance of its business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.
"Shack-level operating profit margin" is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments, pre-opening costs, as well as certain non-recurring charges.
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.
Explanatory Note
The historical financial information contained in this press release relate to periods that ended both prior to and after the completion of the Company's initial public offering ("IPO") of 5,750,000 shares of its Class A common stock at a price of $21.00 per share. The Company's Class A common stock began trading on the New York Stock Exchange under the symbol "SHAK" on January 30, 2015, and the IPO closed on February 4, 2015. In connection with the IPO and certain organizational transactions, the Company became a holding company whose principal asset is its equity interest in SSE Holdings, LLC ("SSE Holdings"). As the sole managing member of SSE Holdings, the Company has the sole voting interest in and controls the operations of SSE Holdings. As a result, the Company consolidates the financial results of SSE Holdings and its subsidiaries. The unaudited consolidated financial information and related discussion of financial condition and results of operations contained in this press release relating to periods prior to the IPO pertain to SSE Holdings, the Company's predecessor for financial reporting purposes. As the organizational transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and organizational transactions have been adjusted to combine the previously separate entities for presentation purposes.
About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers (no hormones added ever), hot dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations), and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community-gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its environmentally responsible designs and deep community investment, Shake Shack’s mission is to Stand For Something Good. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in 12 states and the District of Columbia, and international locations including in London, Istanbul, Dubai, Moscow, and more.
Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2015, preliminary outlook for fiscal year 2016, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission ("SEC") on March 27, 2015, subsequent Quarterly Reports on Form 10-Q, prospectus filed on August 13, 2015 and Registration Statement on Form S-1 filed with the SEC on October 8, 2015. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 30, 2015		September 24, 2014		September 30, 2015		September 24, 2014
Shack sales	$51,275	96.2%	$30,165	94.8%	$133,905	96.0%	$78,988	94.3%
Licensing revenue	1,998	3.8%	1,660	5.2%	5,626	4.0%	4,770	5.7%
TOTAL REVENUE	53,273	100.0%	31,825	100.0%	139,531	100.0%	83,758	100.0%
Shack-level operating expenses(1):
Food and paper costs	14,929	29.1%	9,340	31.0%	39,650	29.6%	24,248	30.7%
Labor and related expenses	12,176	23.7%	7,668	25.4%	32,445	24.2%	20,605	26.1%
Other operating expenses	4,376	8.5%	2,905	9.6%	11,579	8.6%	7,866	10.0%
Occupancy and related expenses	4,206	8.2%	2,675	8.9%	11,248	8.4%	6,794	8.6%
General and administrative expenses	5,728	10.8%	5,200	16.3%	30,165	21.6%	12,192	14.6%
Depreciation expense	2,636	4.9%	1,502	4.7%	7,274	5.2%	4,067	4.9%
Pre-opening costs	1,401	2.6%	1,766	5.5%	4,054	2.9%	3,828	4.6%
Loss on disposal of property and equipment	17	—%	10	—%	17	—%	28	—%
TOTAL EXPENSES	45,469	85.4%	31,066	97.6%	136,432	97.8%	79,628	95.1%
OPERATING INCOME	7,804	14.6%	759	2.4%	3,099	2.2%	4,130	4.9%
Interest expense, net	83	0.2%	128	0.4%	245	0.2%	219	0.3%
INCOME BEFORE INCOME TAXES	7,721	14.5%	631	2.0%	2,854	2.0%	3,911	4.7%
Income tax expense	1,528	2.9%	127	0.4%	2,776	2.0%	366	0.4%
NET INCOME	6,193	11.6%	504	1.6%	78	0.1%	3,545	4.2%
Less: net income attributable to non-controlling interests	4,665	8.8%	—	—%	10,100	7.2%	—	—%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,528	2.9%	$504	1.6%	$(10,022)	(7.2)%	$3,545	4.2%

Earnings per share of Class A common stock(2):
Basic	$0.11		$0.02		$(0.80)		$0.12
Diluted	$0.10		$0.02		$(0.80)		$0.12
Weighted-average shares of Class A common stock outstanding(2):
Basic	13,757		29,978		12,590		29,968
Diluted	14,785		30,104		12,590		30,119

(1)	As a percentage of Shack sales.

(2)
Amounts for the thirteen and thirty-nine weeks ended September 24, 2014 represent earnings per outstanding membership unit and weighted-average units outstanding for the Company's predecessor, SSE Holdings and have been retroactively adjusted to give effect to the recapitalization transactions that occurred in connection with the Company’s IPO, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership ownership interests and (ii) exchange all of the then-existing members’ existing ownership interests for the newly-created membership interests. The computations do not consider the 5,750,000 shares of Class A common stock issued to investors in the Company’s IPO or the 339,306 shares of Class A common stock issued upon settlement of outstanding unit appreciation rights under the Company’s Unit Appreciation Rights Plan.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	September 30, 2015	December 31, 2014
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$69,821	$2,677
Total assets	$274,782	$82,962
Total liabilities	$136,655	$70,362
Total equity	$138,127	$12,600

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2015	September 24, 2014	September 30, 2015	September 24, 2014
SELECTED OPERATING DATA:
Same-Shack sales growth	17.1%	1.2%	14.3%	3.0%
Shacks in the comparable base	16	12	16	12

Shack system-wide sales	$81,507	$57,664	$219,754	$156,080

Average weekly sales
Domestic company-operated	$103	$94	$98	$91

Shack-level operating profit	$15,588	$7,577	$38,983	$19,475
Shack-level operating profit margin	30.4%	25.1%	29.1%	24.7%

Adjusted EBITDA	$13,049	$5,716	$31,256	$14,063
Adjusted EBITDA margin	24.5%	18.0%	22.4%	16.8%

Capital expenditures	$8,398	$6,534	$25,327	$17,885

Shack counts (at end of period):
System-wide	75	53	75	53
Domestic company-operated	41	26	41	26
Domestic licensed	5	5	5	5
International licensed	29	22	29	22

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 30, 2015	September 24, 2014	September 30, 2015	September 24, 2014
Shack-level operating profit	$15,588	$7,577	$38,983	$19,475
Add:
Licensing revenue	1,998	1,660	5,626	4,770
Less:
General and administrative expenses	5,728	5,200	30,165	12,192
Depreciation expense	2,636	1,502	7,274	4,067
Pre-opening costs	1,401	1,766	4,054	3,828
Loss on disposal of property and equipment	17	10	17	28
Operating income	$7,804	$759	$3,099	$4,130

Total revenue	$53,273	$31,825	$139,531	$83,758
Less: licensing revenue	1,998	1,660	5,626	4,770
Shack sales	$51,275	$30,165	$133,905	$78,988

Shack-level operating profit margin	30.4%	25.1%	29.1%	24.7%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	September 30, 2015	September 24, 2014	September 30, 2015	September 24, 2014
Net income	$6,193	$504	$78	$3,545
Depreciation expense	2,636	1,502	7,274	4,067
Interest expense, net	83	128	245	219
Income tax expense	1,528	127	2,776	366
EBITDA	10,440	2,261	10,373	8,197

Equity-based compensation(1)	1,172	41	3,142	124
Deferred compensation(2)	—	(43)	—	—
Pre-opening costs(3)	1,051	1,039	2,933	2,260
Deferred rent(4)	369	924	1,338	1,934
Loss on disposal of property and equipment(5)	17	10	17	28
Non-recurring compensation expenses related to the IPO(6)	—	—	12,818	—
IPO-related expenses(7)	—	1,495	635	1,495
Other non-cash items(8)	—	(11)	—	25
ADJUSTED EBITDA	$13,049	$5,716	$31,256	$14,063

(1)	Represents non-cash equity-based compensation expense. For the thirteen and thirty-nine weeks ended September 30, 2015, amounts relate solely to stock options granted in connection with the IPO.

(2)	Amount relates to a bonus agreement the Company entered into with an employee.

(3)	Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(4)	Reflects the extent to which rent expense is greater than or less than cash rent payments.

(5)	Includes the loss on disposal of property and equipment in the ordinary course of business.

(6)
Non-recurring compensation expense incurred in connection with the IPO, including expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(7)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(8)	For periods presented, represents non-cash charges related to certain employee benefits.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate their performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 30, 2015	September 24, 2014	September 30, 2015	September 24, 2014
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$1,528	$504	$(10,022)	$3,545
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	4,665	—	10,100	—
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	—	12,818	—
IPO-related expenses(3)	—	1,495	635	1,495
Income tax expense(4)	(1,818)	(757)	(4,397)	(2,036)
Adjusted pro forma net income	$4,375	$1,242	$9,134	$3,004

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	14,785	30,104	12,590	30,119
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	22,493	—	23,660	—
Assumed issuance of shares in connection with the IPO and settlement of outstanding unit appreciation rights(5)	—	6,089	—	6,089
Dilutive effect of stock options	—	—	1,071	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,278	36,193	37,321	36,208

Adjusted pro forma earnings per fully exchanged share—diluted	$0.12	$0.03	$0.24	$0.08

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 43.3% and 44.0% for the thirteen and thirty-nine weeks ended September 30, 2015, respectively, and 41.6% and 44.4% for the and thirteen and thirty-nine weeks ended September 24, 2014, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

(5)
Adjustment to give effect to (i) 5,750,000 shares issued to investors in the Company's IPO and (ii) 339,306 shares issued to participants of the Company's Unit Appreciation Rights Plan, both of which were not retrospectively applied in the computations of earnings per share for the thirteen and thirty-nine weeks ended September 24, 2014.